                                                                    EXHIBIT 99.3
                 [LETTERHEAD OF IMPAC MORTGAGE HOLDINGS, INC.]

IMPAC MORTGAGE HOLDINGS, INC.
(AMEX:IMH)
                                 NEWS RELEASE
                   __________For Immediate Release__________

Impac Mortgage Holdings, Inc. Announces a Loss of $20.6 million for the Third Quarter of 1998 as compared to Earnings of $7.2 million for the Third Quarter of
                                     1997
--------------------------------------------------------------------------------

Friday, November 6, 1998

Santa Ana Heights, CA. - Impac Mortgage Holdings, Inc. (the "Company" or "IMH":
AMEX-IMH), a real estate investment trust ("REIT"), announces a net loss of $(20.6) million, or $(0.85) per basic and diluted common share, for the third quarter of 1998 as compared to net earnings of $7.2 million, or $0.45 per diluted common share, for the third quarter of 1997. The actual net loss for the third quarter of 1998 was within the expected range as previously announced in the Company's press release dated October 8, 1998. The actual net loss for the third quarter of 1998 was primarily due to non-cash charges that required the Company and its subsidiaries to make certain write-downs of its mortgage loans, equity investments and investment securities available-for-sale portfolios. Excluding these non-cash charges, net earnings were $12.1 million, or $0.49 per diluted common share, for the third quarter of 1998. Net earnings for the nine months ended September 30, 1998 was $2.2 million, or $0.09 per basic and diluted common share, as compared to net earnings of $18.7 million, or $1.25 per diluted common share, for the same period of 1997. Exclusive of the non-cash charges recorded in the third quarter of 1998, the Company's net earnings for the nine months ended September 30, 1998 were $34.9 million, or $1.46 per diluted common share.

Excluding the non-cash charges, returns on average equity and average assets for the third quarter of 1998 were 17.45% and 2.09%, respectively, as compared to 19.15% and 1.94%, respectively, for the third quarter of 1997. Excluding the non-cash charges, returns on average equity and average assets for the first nine months of 1998 were 15.33% and 1.65%, respectively, as compared to 18.12% and 2.29%, respectively, for the same period of 1997. After non-cash charges, the Company's book value per share decreased 10% to $9.43 at September 30, 1998 (25,549,840 common shares outstanding) as compared to book value per share of $10.43 at June 30, 1998 (24,059,151 common shares outstanding). Total assets increased 17% to $2.1 billion at September 30, 1998 as compared to $1.8 billion at December 31, 1997.

The Company's estimated tax basis earnings for the nine months ended September 30, 1998 was approximately $21.2 million, or $0.89 basic and diluted earnings per common share. Tax basis earnings is calculated by adjusting the Company's book basis earnings by various differences between book basis earnings and tax basis earnings. Differences between book basis earnings and tax basis earnings are estimates that are derived from management's best knowledge as of September 30, 1998. Actual tax basis earnings may differ materially from current estimates. As of September 30, 1998, the Company declared or paid dividends for the 1998 tax year totaling $37.9 million. Therefore, total dividends declared or paid for the 1998 tax year exceed estimated tax basis earnings by $16.7 million, or $0.70 per basic and diluted common share.

Subsequent to quarter-end, the Company made significant changes in its business strategy and operations and completed various transactions that provided positive results in the Company's liquidity position.

Business Strategy.

The Company made changes in its business strategy to more effectively compete in the current market environment, including:

 . Raising interest rates on its loan programs.
 . Decreasing the amount of premium paid on its loan acquisitions.

 . Reducing staffing levels by approximately 25% to restore profitability of operations.

Liquidity.

In October 1998, the Company sold $250.4 million of mortgage loans and $8.9 million of mortgage-backed securities in order to generate liquidity and help to protect the Company against margin calls on warehouse lines and reverse repurchase facilities. The financial result of the sale of mortgage loans and mortgage-backed securities was in line with the marked-to-market charge taken in the third quarter of 1998. These sales generated net cash proceeds of $13.6 million after paying down the related warehouse line and reverse repurchase balances.

The Company's earnings decreased during the third quarter of 1998 as compared to the third quarter of 1997 primarily as a result of the aforementioned non-cash charges which resulted in reductions in equity in net earnings (loss) of Impac Funding Corporation ("IFC") and equity in net earnings (loss) of Impac Commercial Holdings, Inc. ("ICH") and impairment charges on its equity investment in ICH and investment securities available-for-sale. Equity in net earnings (loss) of IFC decreased to a loss of $(7.9) million for the third quarter of 1998 as compared to earnings of $2.4 million during the third quarter of 1997 primarily due to a non-cash charge on loans held-for-sale of $21.0 million. The non-cash charge reflects market bid prices that IFC received in anticipation of selling mortgage loans in the fourth quarter of 1998 on a whole loan basis as a result of recent turmoil in the mortgage-backed securitization market. The sale of mortgage loans will improve the Company's liquidity position and help provide liquidity to meet any future margin calls on existing warehouse lines of credit.

Equity in net earnings (loss) of ICH decreased to a loss of $(1.8) million for the third quarter of 1998 as compared to earnings of $403,000 for the third quarter of 1997 primarily due to an impairment charge of $1.1 million on its residual interest in securitization and a decrease in net earnings (loss) of Impac Commercial Capital Corp. ("ICCC"), the conduit operations of ICH, due to a non-cash charge of $15.0 million related to a marked-to-market adjustment on loans held-for-sale. Exclusive of these non-cash charges, the Company's equity in net earnings (loss) of ICH for the third quarter of 1998 was earnings of $292,000. The Company recorded equity in net earnings (loss) in ICH through the Company's ownership of 9.8% of ICH's voting common stock and 100% of class A non-voting common stock. Subsequently, in October 1998, ICH repurchased 1,394,000 shares of common stock and class A common stock which represented 100% of ICH common stock that IMH owned.

In addition, earnings were adversely affected by an impairment charge of $9.1 million on the Company's equity investment in ICH, which reflected the price at which the ICH common stock was sold on October 19, 1998, and an impairment charge of $11.6 million on the Company's investment securities available-for-sale.

During the third quarter of 1998, earnings were positively affected by an increase in the Company's core earnings. Core earnings is defined as net interest income earned on Mortgage Assets. Mortgage Assets are comprised of mortgage loans held-for-investment, Collateralized Mortgage Obligation ("CMO") collateral, finance receivables and investment securities available-for-sale. Core earnings increased as a result of continued growth by the Company's Long-Term Investment and Warehouse Lending Operations. During the third quarter of 1998, average Mortgage Assets increased 57% to $2.2 billion, earning a weighted average yield of 8.05%, as compared to $1.4 billion, earning a weighted average yield of 8.39%, during the third quarter of 1997. As a result of the increase in average Mortgage Assets, net interest income increased 50% to $11.7 million, earning a net interest spread of 1.79%, during the third quarter of 1998 as compared to $7.8 million, earning a net interest spread of 1.93%, during the third quarter of 1997. Consistent with the Company's business strategy of realizing earnings from the Long-Term Investment Operations, the Company acquired $47.7 million in mortgages from IFC during the third quarter of 1998 as compared to $94.0 million during the third quarter of 1997. For the nine months ended September 30, 1998, the Long-Term Investment Operations issued $775.1 million of CMOs and acquired $841.6 million in mortgages from IFC as compared to $348.1 million and $533.4 million, respectively, during the same period in 1997.

The elimination of advisor fees as a result of the termination of the Company's management agreement with Imperial Credit Advisors, Inc. ("ICAI") in December 1997 continued to have positive effects. As a result of the buyout of the management agreement with ICAI, there were no advisor fees paid by IMH during the third quarter of 1998 as compared to $1.5 million in advisor fees paid by IMH during the third quarter of 1997.

The Company's total allowance for loan losses expressed as a percentage of Gross Loan Receivables which includes loans held-for-investment, CMO collateral and finance receivables, was 0.29% at September 30, 1998 as compared to 0.32% at December 31, 1997. The allowance for loan losses as a percentage of Gross Loan Receivables decreased by accelerated loan charge-offs from the sale of delinquent loans, resulting in losses of $1.1 million during 1998, which was charged against the allowance. The Company sold delinquent loans in order to reduce the Company's overall exposure to delinquent loans and future loan losses. Excluding the loss on sale of delinquent loans, the allowance for loan losses as a percentage of Gross Loan Receivables would have been 0.35% at September 30, 1998. The Company recorded loan loss provisions (recoveries) of $(292,000) during the third quarter of 1998 as compared to $1.9 million during the third quarter of 1997. The amount provided for loan losses during the third quarter of 1998 decreased primarily due to the reduction in exposure to future losses through the sale of delinquent loans and the transfer of certain loans from the held-for-investment to the held-for-sale portfolio, which resulted in a marked-to-market adjustment of $1.2 million. The allowance for loan losses is determined primarily on the basis of management's judgment of net loss potential including specific allowances for known impaired loans, changes in the nature and volume of the portfolio, value of the collateral and current economic conditions that may affect the borrowers' ability to pay. The Company recorded losses on the disposition of real estate owned of $610,000 during the third quarter of 1998 as compared to gains on disposition of real estate owned of $144,000 during the third quarter of 1997.

As previously stated, equity in net earnings (loss) of IFC decreased to a loss of $(7.9) million during the third quarter of 1998 as compared to earnings of $2.4 million during the third quarter of 1997. IFC's earnings during the third quarter of 1998 decreased primarily due to a non-cash marked-to-market adjustment of $21.0 million, which represents losses on mortgage loans held-for-sale. Additionally, IFC's earnings were negatively affected by increases in personnel expense, amortization of mortgage servicing rights ("MSRs"), and general and administrative expense which was partially offset by increases in loan servicing income. The overall increase in operating expenses during the third quarter of 1998 as compared to the third quarter of 1997 was primarily the result of an increase in staffing and overhead as the Company's loan origination operations and loan servicing portfolio grew.

Personnel expense increased 73% to $2.6 million during the third quarter of 1998 as compared to $1.5 million during the third quarter of 1997. The increase in personnel expense was primarily due to an increase in staff and incentive compensation. IFC increased staff 22% to 174 at September 30, 1998 as compared to 143 at September 30, 1997. However, subsequent to quarter-end the Company reduced staffing at IFC approximately 25% to 140 employees.

Amortization of MSRs increased to $1.8 million during the third quarter of 1998 as compared to $947,000 during the third quarter of 1997 due to continued growth of IFC's servicing portfolio. Since September 30, 1997, the Company has securitized $1.6 billion in principal balance of mortgage loans and, accordingly, has capitalized MSRs related to those securitizations which are amortized over the estimated life of the loans.

Loan servicing income increased as IFC generally retains servicing rights on mortgages acquired resulting in an increase of 42% in IFC's servicing portfolio to $3.4 billion at September 30, 1998 as compared to $2.4 billion at September 30, 1997. The loan delinquency rate of mortgages in IFC's servicing portfolio which were 60 or more days past due, inclusive of foreclosures and delinquent bankruptcies, was 5.21% at September 30, 1998 as compared to 4.29%, 3.20%, 3.05% and 4.03% for the last four quarter-end periods. During the third quarter of 1998, 352 loans were removed from 90 days or more delinquent status of which 153 loans, or 43% were reinstated, repurchased or paid-in-full ("cure rate").

IFC continues to support the Long-Term Investment Operations of the Company by supplying IMH with mortgages for its long-term investment portfolio. In acting as the mortgage conduit for the Company, IFC acquired $604.7 million of mortgages during the third quarter of 1998 as compared to

$918.2 million of mortgages acquired during the third quarter of 1997. IFC's mortgage loan acquisition decreased during the third quarter of 1998 as IFC acquired no high loan-to-value mortgage loans as compared to $351.8 million of high loan-to-value loans acquired during the third quarter of 1997. Excluding the acquisition of high loan-to-value mortgages in the third quarter of 1997, IFC's loan acquisitions increased 7% to $604.7 million of mortgages acquired in the third quarter of 1998 as compared to $566.4 million of mortgages acquired in the third quarter of 1997. In addition, IFC securitized $297.6 million of mortgages and sold whole loans to third party investors totaling $161.6 million, resulting in gain on sale of loans of $10.1 million, during the third quarter of 1998. This compares to securitizations and whole loan sales of $481.6 million, resulting in gain on sale of loans of $5.3 million, during the third quarter of 1997. IFC had deferred revenue of $13.3 million at September 30, 1998 as compared to $7.0 million at December 31, 1997. The increase in deferred revenue relates to the sale of $817.9 million of principal balance of mortgages to IMH during 1998. Gains realized from the sale of loans by IFC to IMH are deferred and amortized or accreted over the estimated life of the loans.

The Company is a mortgage loan investment company that invests primarily in non-conforming, high-yielding mortgages which, together with its subsidiaries and related companies, operates three businesses. The Company's first business is to act as a long-term investor of primarily non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans. The second business is IFC, which purchases primarily non-conforming mortgage loans and to a lessor extent, second mortgages, from a network of third party correspondent loan originators and subsequently securitizes or sells such loans to permanent investors. As the Company's third business, Impac Warehouse Lending Group, a wholly-owned subsidiary of the Company, focuses on providing warehouse and reverse-repurchase financing to approved mortgage banks, most of which are correspondents of IFC.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may", "will", "intend", "should", "expect", "anticipate", "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors. The financial information presented in this release pertaining to actual results should not be taken to predict future earnings, as the Company may not experience similar earnings in future periods.

For more information call:

Investor Relations:

Thom Singha
Tania Jernigan
(714) 438-2100

                         IMPAC MORTGAGE HOLDINGS, INC.
                   (in thousands, except per share amounts)
                                  (unaudited)

Balance Sheets:                                           September 30,          December 31,
--------------                                                1998                   1997
                                                          -------------          ------------
Cash and cash equivalents                                    $    2,204            $   16,214
Investment securities available-for-sale                        111,082                67,011
Loan receivables:
  CMO collateral                                              1,291,722               794,893
  Finance receivables                                           562,429               533,101
  Mortgage loans held-for-investment                             24,907               257,717
  Mortgage loans held-for-sale                                   61,181                    --
  Allowance for loan losses                                      (5,390)               (5,129)
Other assets                                                     67,613                89,005
                                                          -------------          ------------
  Total Assets                                               $2,115,748            $1,752,812
                                                          =============          ============

CMO borrowings                                               $1,198,074            $  741,907
Reverse repurchase agreements and other borrowings              628,953               755,559
Other liabilities                                                57,306                26,316
Stockholders' Equity                                            231,415               229,030
                                                          -------------          ------------
  Total Liabilities and Stockholders' Equity                 $2,115,748            $1,752,812
                                                          =============          ============

Statements of Operations:                           For the Three Months Ended,            For the Nine Months Ended,
------------------------                                   September 30,                           September 30,
                                                    ---------------------------            ---------------------------
                                                        1998          1997                     1998           1997
                                                    ------------   ------------            ------------   ------------
Interest income                                         $ 45,916        $29,557                $127,591        $76,709
Equity in net earnings (loss) of
 Impac Funding Corporation                                (7,860)         2,429                  (3,912)         6,132
Equity in net earnings (loss) of
  Impac Commercial Holdings, Inc.                         (1,840)           403                    (998)          (778)
Loss on sale of loans held-for-sale                       (1,200)            --                  (1,200)            --
Gain on sale of securities available-for-sale                 --             --                      --            648
Other income                                               1,366            378                   3,225            788
                                                    ------------   ------------            ------------   ------------
  Total Revenues                                          36,382         32,767                 124,706         83,499
                                                    ------------   ------------            ------------   ------------

Interest expense on CMO's and reverse
 repurchase agreements and other borrowings               34,240         21,790                  94,632         54,816
Write-down on securities available-for-sale               11,584             --                  12,825             --
Loss on equity investment                                  9,076             --                   9,076             --
General and administrative expense                         1,641            439                   3,415          1,288
(Gain) loss on sale of real estate owned                     610           (144)                    120           (121)
Personnel expense                                            139            135                     373            227
Advisory fee                                                  --          1,485                      --          4,313
Provision for loan losses                                   (292)         1,868                   2,099          4,243
                                                    ------------   ------------            ------------   ------------
  Total Expenses                                          56,998         25,573                 122,540         64,766
                                                    ------------   ------------            ------------   ------------
Net earnings (loss)                                     $(20,616)       $ 7,194                $  2,166        $18,733
                                                    ============   ============            ============   ============

Earnings (loss) per basic share                         $  (0.85)       $  0.46                $   0.09        $  1.27
Earnings (loss) per diluted common and
 common equivalent share                                $  (0.85)       $  0.45                $   0.09        $  1.25
Dividends declared per common share                     $   0.49        $  0.43                $   1.46        $  1.22
Weighted average shares outstanding - diluted             24,351         15,621                  23,871         14,739

                           IMPAC FUNDING CORPORATION
                                (in thousands)
                                  (unaudited)

Balance Sheets:                                           September 30,          December 31,
--------------                                                1998                   1997
                                                          -------------          ------------
Cash                                                           $  1,382              $    359
Investment securities available-for-sale                          7,098                 6,083
Investment securities available-for-trading                       5,297                    --
Mortgage loans held-for-sale                                    464,921               620,549
Mortgage servicing rights                                        19,461                15,568
Accrued interest receivable                                       3,235                 4,755
Servicing advances                                                3,081                 1,460
Premises and equipment, net                                       2,013                 1,788
Other assets                                                     38,385                 6,382
                                                          -------------          ------------
    Total Assets                                               $544,873              $656,944
                                                          =============          ============

Warehouse facilities                                           $478,523              $607,210
Deferred revenue                                                 13,251                 7,048
other liabilities                                                29,651                15,290
Shareholders' Equity                                             23,448                27,396
                                                          -------------          ------------
    Total Liabilities and Stockholders' Equity                 $544,873                $656,944
                                                          =============          ============

Statements of Operations:                           For the Three Months Ended,            For the Nine Months Ended,
------------------------                                   September 30,                           September 30,
                                                    ---------------------------            ---------------------------
                                                        1998          1997                     1998           1997
                                                    ------------   ------------            ------------   ------------
Interest income                                         $ 15,673        $14,839                $ 40,330        $32,004
Mark to market loss on mortgage loans                    (21,041)            --                 (21,041)            --
Gain on sale of mortgage loans held-for-sale              10,061          5,280                  18,932         14,378
Loan servicing income                                      1,815          1,081                   4,521          3,018
Other income                                                  63            211                     374            505
                                                    ------------   ------------            ------------   ------------
    Total Revenues                                         6,571         21,411                  43,116         49,905
                                                    ------------   ------------            ------------   ------------

Interest expense on borrowings                            14,287         12,502                  33,594         28,536
Personnel expense                                          2,582          1,496                   7,363          5,277
Amortization of mortgage servicing rights                  1,758            947                   4,683          1,896
General and administrative expense                         1,658          1,090                   3,943          1,930
Provision for repurchases                                     26          1,131                     366          1,548
                                                    ------------   ------------            ------------   ------------
    Total Expenses                                        20,311         17,166                  49,949         39,187
                                                    ------------   ------------            ------------   ------------

  Earnings (loss) before income taxes                    (13,740)         4,245                  (6,833)        10,718

Income taxes (benefit)                                    (5,800)         1,792                  (2,885)         4,525

                                                    ------------   ------------            ------------   ------------
  Net earnings (loss)                                   $ (7,940)       $ 2,453                $ (3,946)       $ 6,193
                                                    ============   ============            ============   ============
